FINANCIAL PRODUCTS TERM SHEET T2440	Filed pursuant to Rule 433 Registration Statement No. 333-238458-02

Market-Linked Securities – Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the Dow Jones Industrial Average™ due June 8, 2026

Term Sheet to Preliminary Pricing Supplement No. T2440 dated July 28, 2022

Summary of Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Agent:	Wells Fargo Securities, LLC
Market Measure:	Dow Jones Industrial Average™ (the “Index”)
Pricing Date*:	August 31, 2022
Issue Date*:	September 6, 2022
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):

•

if the ending level is greater than the starting level:

$1,000 + [$1,000 × index return × upside participation rate];

•

if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000; or

•

if the ending level is less than the threshold level:

$1,000 + [$1,000 × index return]

Stated Maturity Date*:	June 8, 2026
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the calculation day
Threshold Level:	75% of the starting level
Upside Participation Rate:	120%
Index Return:	(ending level – starting level) / starting level
Calculation Day*:	June 1, 2026
Calculation Agent:	Credit Suisse International
Denominations:	$1,000 and any integral multiple of $1,000
Fees:	Wells Fargo Securities, LLC (“WFS”) will act as agent for the securities and will receive an agent discount of up to $38.20 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include those using the trade name Wells Fargo Advisors (“WFA”). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA. In addition, Credit Suisse may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

* subject to change

Summary of Terms (continued)

CUSIP:	22553QEU7
Material Tax Consequences:	See the preliminary pricing supplement

Hypothetical Payout Profile

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the Index from the starting level and will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Credit Suisse currently estimates the value of each $1,000 face amount of the securities on the pricing date will be between $922.50 and $972.50 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our internal funding rate)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the pricing date. See “Investment Description” and “Selected Risk Considerations” in the accompanying preliminary pricing supplement.

[Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/0001053092/000095010322013171/
dp177765_424b2-t2440.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Securities Generally

•	If The Ending Level Is Less Than The Threshold Level, You May Lose Some Or All Of The Face Amount Of Your Securities At Maturity.

•	The Securities Are Subject To The Credit Risk Of Credit Suisse.

•	No Periodic Interest Will Be Paid On The Securities.

•	Regardless Of The Amount Of Any Payment You Receive On The Securities, Your Actual Yield May Be Different In Real Value Terms.

•	The Starting Level May Be Determined On A Date Later Than The Pricing Date.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	The Probability That The Ending Level Will Be Less Than The Threshold Level Will Depend On The Volatility Of The Index.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Risks Relating to the Index

•	Investing In The Securities Is Not The Same As Investing In The Index.

•	Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

•	Government Regulatory Action, Including Legislative Acts And Executive Orders, Could Result In Material Changes To The Index And Could Negatively Affect Your Return On The Securities.

Risks Relating to the Issuer

•	Credit Suisse Is Subject To Swiss Regulation.

Risks Relating to Conflicts of Interest

•	Hedging And Trading Activity Could Adversely Affect Our Payment To You At Maturity.

•	Our Economic Interests Are Potentially Adverse To Your Interests.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	Unpredictable Economic And Market Factors Will Affect The Value Of The Securities.

•	The Estimated Value Of The Securities On The Pricing Date May Be Less Than The Original Offering Price.

•	If On The Pricing Date The Internal Funding Rate We Use In Structuring Notes Such As These Securities Is Lower Than The Interest Rate That Is Reflected In The Yield On Our Conventional Debt Securities Of Similar Maturity In The Secondary Market (Our "Secondary Market Credit Spreads"), We Expect That The Economic Terms Of The Securities Will Generally Be Less Favorable To You Than They Would Have Been If Our Secondary Market Credit Spread Had Been Used In Structuring The Securities.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Credit Suisse Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Credit Suisse has filed a registration statement (including preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated July 28, 2022, Underlying Supplement dated June 18, 2020, Product Supplement No. WF–I dated July 27, 2022 and Prospectus Supplement and Prospectus dated June 18, 2020, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. If the terms described in the applicable preliminary pricing supplement are inconsistent with those described herein, the terms described in the applicable preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the preliminary pricing supplement, underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll-free 1-800-221-1037.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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